Exhibit 10.23

1119 Keystone Way, Suite 201 Carmel, IN 46032 (317) 922-1112 Tel (888) 614-5409 Fax

May 27, 2022

Priya Prasad
25 Magnolia Road
Sharon, MA 02067

Subject: Increase in Salary

Dear Priya,

We are pleased to inform you that you will be receiving an increase in salary based on your request. Effective May 1st, 2022, your salary will increase to $150,000.00 (One Hundred and Fifty Thousand Dollars Only) per Annum, payable as described in the Employment Agreement.

We thank you for your ongoing commitment to excellence at Syra Health Corp. and congratulate you on the commitment and outstanding performance you bring to our workplace.

Sincerely,

/s/ Deepika Vuppalanchi
Deepika Vuppalanchi

1119 Keystone Way, Suite 201, Carmel, IN 46032, Phone: 317.922.1112, Fax: 888-614-5409